FOR IMMEDIATE RELEASE

Contact: Linda M. Moran, VP

Phone: (570) 253-8502

NORWOOD FINANCIAL CORP AND WAYNE BANK

ANNOUNCE LEADERSHIP CHANGES

HONESDALE - December 2, 2009 - William W. Davis, Jr., President and Chief Executive Officer of Wayne Bank and Norwood Financial Corp, recently announced his plans for retirement at the end of the year. He will maintain a consulting role for the Bank during the leadership transitional period and will remain on the Board of Directors. He also will continue his volunteer efforts in Wayne County by continuing to serve on the Board of Directors for The Wayne County Community Foundation, The Dorflinger-Suydam Wildlife Sanctuary where he also serves as Treasurer, The Villaume Foundation, AAA Motor Club of North Penn, Wayne Economic Development Corporation (WEDCO), and Northeastern Childcare Services (Treasure House).

Mr. Davis who is approaching his sixty-sixth birthday stated, “ It is a difficult decision to make—to bring to an end the most fulfilling position I have held in my 47 year career, but it is time for me to enjoy another aspect of my life.” It is with great anticipation and without hesitation that I am leaving the position in excellent and capable hands to Mr. Lewis Critelli, Executive Vice President and Chief Financial Officer, who has been my right-hand man for the last 14 years.”

After graduating from Rider College with a Bachelor of Science Degree in Finance in 1966, Mr. Davis began his career in banking as a Management Trainee with Northeastern Bank of

Pennsylvania. He held that position until he became the Assistant Branch Manager of their Abington Office until 1969. He then moved to the Trust Division and held the position of Trust Officer/Probate Area until December of 1971. His next promotion was to Assistant Vice President and Assistant Secretary of Trust Administration until April of 1973. From that time, until July 1977, he held the position of Vice President and Head of Trust Administration. Mr. Davis then joined United Penn Bank in July of 1977 as Vice President and Regional Manager and started the bank’s efforts in Lackawanna County until August of 1978. In August of 1978, Mr. Davis returned to Northeastern Bank as Vice President and Manager of the Lackawanna County Branches. He moved up the ladder quickly to Vice President, Corporate Banking, Senior Vice President and Senior Corporate Officer in charge of the Corporate Division reaching the position of Executive Vice President in 1984. Mr. Davis then joined the Third National Bank and Trust Company as the Executive Vice President, achieving the post of President and Chief Operating Officer in April of 1985 and assuming the top leadership position as Chairman, President and Chief Executive Officer in 1993 until his departure in November 1994. Corestates Bank N.A. acquired The Third National Bank and Trust Company, and he became Senior Vice President/Area Executive from November 1994 until his departure in 1996. The next position in his career, Mr. Davis was hired as the President and Chief Executive Officer for Norwood Financial Corp and its wholly owned subsidiary Wayne Bank and has been in that position since.

Having been in community banking an entire career gave Mr. Davis an opportunity to serve on numerous charitable organizations and boards. He served as President and Director of the Wayne County Chamber of Commerce, President and Director of St. Joseph’s Center, Scranton and

President and Director of Junior Achievement of Northeastern Pennsylvania. He also served on boards of Moses Taylor Hospital for 12 years, Marywood College for 9 years, Johnson School of Technology, Greater Scranton Chamber of Commerce, Lackawanna Industrial Fund Enterprises (LIFE), Scranton Industrial Development Co. (SIDCO), The Country Club of Scranton, Broadway Theater League of Scranton, United Way of Lackawanna County and the Pocono Medical Center.

Mr. Davis also graduated from the National Graduate Trust School sponsored by the American Bankers Association in conjunction with Northwestern University and from the Stonier School of Banking at Rutgers University. He has also taught Corporate Finance and Money & Banking in the evening schools at the University of Scranton and Lackawanna Jr. College for a number of years.

Norwood Financial Corp, through its subsidiary, Wayne Bank operates eleven offices in Wayne, Pike and Monroe Counties. The Company’s stock trades on the Global market, under the symbol, “NWFL” and has assets of $514.9 million and loans receivable of $359.5 million as of September 30, 2009. The company’s website is waynebank.com.

FOR IMMEDIATE RELEASE

Contact: Linda M. Moran, VP

Phone: (570) 253-8502

LEWIS J. CRITELLI NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER OF NORWOOD FINANCIAL CORP AND WAYNE BANK

HONESDALE – December 2, 2009 - Lewis J. Critelli has been named President and Chief Executive Officer of Norwood Financial Corp and its subsidiary Wayne Bank. William W. Davis, Jr. current President and Chief Executive Officer recently announced his plans for retirement at the end of the year. Mr. Davis has held the position since 1996, and will maintain a consulting role for the Bank during the leadership transitional period and will remain on the Board of Directors.

Mr. Davis said, “It is with great anticipation and without hesitation that I am leaving the position in excellent and capable hands to Mr. Critelli, our current Executive Vice President and Chief Financial Officer, who has been my right-hand man for the last 14 years.”

Mr. Critelli joined Wayne Bank as Vice President and Chief Financial Officer in January of 1995. His promotion to Senior Vice President and Chief Financial Officer occurred in December of 1996 and he received yet another promotion to Executive Vice President and Chief Financial Officer in December 1998. He was named Secretary of the Company in 2007. Mr. Critelli was appointed to the Board of Directors in April 2009. Prior to joining Wayne Bank, Mr. Critelli held the position of Vice President, Treasurer and Comptroller for a financial institution in the Lehigh

Valley. Mr. Critelli obtained his Bachelor of Science Degree in Finance from the Pennsylvania State University in 1981 and his Master of Business Administration from Lehigh University in 1987. He is also a graduate of the School for Bank Administration.

Mr. Critelli is active in a variety of community organizations. He is currently the President and a Director of the Wayne County Chamber of Commerce. He is Past President and Board Member of the Wayne County YMCA. He has served as Treasurer of the Honesdale Rotary Club, and the Knights of Columbus. He has also served on the Board of the Dorflinger-Suydam Wildlife Sanctuary. Mr. Critelli is also active in the Pennsylvania Bankers’ Association (PBA) where he served on the Governing Committee and is a Past President of Group 3, as well as a member of the PBA Public Affairs Committee. He also serves on the Board of Directors of the United Way of Lackawanna and Wayne Counties.

Lew and his wife, Lisa and their daughter, Gina, a freshman at Penn State University, reside in Honesdale.

Norwood Financial Corp, through its subsidiary, Wayne Bank operates eleven offices in Wayne, Pike and Monroe Counties. The Company’s stock trades on the Global market, under the symbol, “NWFL” and had assets of $514.9 million and loans receivable of $359.5 million as of September 30, 2009. The company’s website is waynebank.com.